EXHIBIT 2.1(c)



                         DISTRIBUTION AGREEMENT (this
                    "Agreement"), dated as of February 29,
                    1996, among HEXCEL CORPORATION, a Delaware corporation ("Hexcel"), BROCHIER S.A., a French corporation ("Brochier"), COMPOSITE MATERIALS LIMITED, a United Kingdom corporation ("CML"), SALVER, S.r.l., an Italian corporation ("Salver", together with Brochier and CML, the "Hexcel Subsidiaries"), and CIBA-GEIGY LIMITED, a Swiss corporation ("Ciba").

               WHEREAS, Ciba and Hexcel have entered into a Strategic Alliance Agreement dated as of September 29, 1995 and amended as of December 12, 1995 (the "SAA") pursuant to which Ciba and Hexcel have agreed to combine the Transferred Business with Hexcel's business;

               WHEREAS, in connection with the SAA, Hexcel and the Hexcel Subsidiaries desire Ciba to continue to have Ciba's affiliates act as distributors for products of the Transferred Business in the territories referred to on
     Schedule 1 attached hereto (the "Distributors");

               WHEREAS, Hexcel and Ciba are interested in a smooth transition of the Transferred Business to Hexcel;
     and

               WHEREAS, Ciba is willing to have its affiliates provide their services as Distributors for products of the Transferred Business.

               NOW, THEREFORE, in consideration of the
     undertakings set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto have therefore agreed as follows:

               SECTION 1.  Terms not specifically defined
     herein shall have the meaning assigned to them in the SAA.

               SECTION 2.  (a)  Ciba commits that the
     affiliates of Ciba listed in Schedule 1 hereto shall continue to act as Distributors for products of the Transferred Business in the countries listed in
     Schedule 1 under the terms and conditions at which they have cooperated with the Transferred Business during the six-month period immediately prior to the date of this agreement. The Distributors shall act as independent distributors and are in no way authorized to bind Hexcel and/or the Hexcel Subsidiaries.

               (b) In the event that Danutec is acquired by Hexcel and/or the Hexcel Subsidiaries on or before March 31, 1997, Danutec shall be deemed to be a Hexcel Subsidiary under this Agreement entitled to all the rights and benefits thereof.

               (c) A list of the employees currently working for each Distributor in connection with the Transferred
     Business (the "Employees") is attached hereto as
     Schedule 2.

               SECTION 3. (a) The Distributors shall use all commercially reasonable efforts to continue to solicit and serve customers for the Transferred Business by using the assets and employees dedicated to the Transferred Business at present and reflected in the Balance Sheet. The Distributors shall also provide the necessary administrative support and related services.

               (b) Hexcel and the Hexcel Subsidiaries shall use all commercially reasonable efforts to continue to supply the Distributors.

               (c)  The Distributors shall report to Hexcel
     and the appropriate Hexcel Subsidiaries via the existing regional management structure of the Transferred
     Business.

               (d) The Distributors shall continue to provide budgets, latest estimates, monthly reports and one-year plans in the format and in accordance with the timetable to be agreed with Hexcel and the Hexcel Subsidiaries.

               (e)  The Distributors shall continue monthly
     third party sales reporting as per the Ciba Form G02 currently used, including the end of month Ciba "quick" report.

               (f)  The Distributors shall visit customers
     regularly and provide to Hexcel and the appropriate Hexcel Subsidiaries reports on key customers and assist the personnel of Hexcel and the Hexcel Subsidiaries in obtaining access to customers.

               (g)  The Distributors shall manage local
     stocks, consignment stocks and the assets of the Transferred Business in the countries listed on
     Schedule I hereto in the best interest of Hexcel and the Hexcel Subsidiaries in accordance with the direction of the regional management structure of the transferred business.

               SECTION 4.  Hexcel and all the Hexcel
     Subsidiaries shall provide the Distributors with price lists for the products of the transferred business to be handled by the Distributors and use their commercially reasonable efforts to fulfill all orders of the Distributors as requested in accordance with the terms hereof and at list prices. Hexcel, the Hexcel Subsidiaries and the regional management structure of the transferred business together with the Distributors shall coordinate dealing with key customers in the countries.

               SECTION 5.  (a)  The Distributors shall not,
     without the prior agreement of Hexcel, which agreement shall not be unreasonably withheld, transfer key employees providing services to the Transferred Business hereunder to other businesses of the Ciba Group.

               (b) The Hexcel Subsidiaries shall ship orders either to the Distributors or, if requested, directly to customers.

               (c)  The Distributors shall not provide
     customers with warranties exceeding the warranties provided to the Distributors by Hexcel and the Hexcel
     Subsidiaries.

               SECTION 6.  (a)  This Agreement shall become
     effective on the Closing Date and shall remain in effect until March 1, 1997. Hexcel shall be entitled to give two (2) months written notice effective at the end of any calendar month to terminate this Agreement for one or more specified Distributors at any time.

               (b) Upon termination of this Agreement in its entirety or for specified Distributors, Hexcel and/or the Hexcel Subsidiaries shall acquire the Inventory and Fixed Assets of the Distributor(s) which constitute the Deferred Assets. Such Inventory shall consist of those products of the Transferred Business purchased from Hexcel and the Hexcel Subsidiaries by the Distributor(s). Such Inventory shall be acquired by Hexcel or the Hexcel Subsidiaries at a purchase price equal to the landed cost of such Inventory to the Distributor(s). Fixed Assets shall consist of the assets listed on Schedule 3 hereto. Such fixed assets shall be transferred to Hexcel and the Hexcel Subsidiaries free of charge, with the exception of the fixed assets in South Africa for which Hexcel shall pay Ciba (i) U.S.$318,477, plus (ii) U.S.$139,053 if the
     Spartan plan land and building are also transferred.

               (c) Upon termination of this Agreement in its entirety or with respect to one or more specified Distributors, Hexcel and/or the Hexcel Subsidiaries shall have the right to offer and where by law obliged to actually offer employment to the relevant Employees. Employment shall be offered on compensation and benefit terms that are reasonably competitive considering the country involved, then prevailing economic conditions, the industry sector in which the relevant Employees are engaged and the relevant Employees' skills and experience. Prior to employment by Hexcel or any of the Hexcel Subsidiaries, the Distributor(s) (or if applicable, Ciba) shall fully vest the relevant Employees in any pension scheme or other employee benefit program in which such Employees have participated and Distributor(s) (of if applicable, Ciba) shall retain any and all liabilities with respect thereto. If Hexcel and the Hexcel Subsidiaries fail to offer employment to one or more of such Employees and within three (3) months thereafter the applicable Distributor(s) terminates the employment of any such Employee, then Hexcel shall contribute an amount up to the amount specified by law and if no such law exists an amount to be agreed to by the parties, which amount shall not exceed one year's total compensation for the respective Employee(s).
     Except as otherwise provided in this Agreement, Hexcel shall treat all Employees no less favorably than other employees of Hexcel who are employed in comparable positions in comparable locations.

               (d) Hexcel and the Hexcel Subsidiaries shall be free to negotiate either an extension of this Agreement or one or more new agreements with any of the Distributors.

               (e)  Sections 8.07 and 8.08 of the SAA are
     incorporated by reference herein and shall be deemed to constitute part of this Agreement.

               SECTION 7.  Notices.  All notices and other
     communications hereunder shall be in writing (including fax) and shall be sent, delivered or mailed, addressed, or faxed:

               (a)  if to Hexcel or any of the Hexcel
     Subsidiaries, to:

                  Hexcel Corporation
                  5794 West Las Positas Boulevard
                  Pleasanton,CA 94588
                  (T) (510) 847-9500 (x4257)
                  (F) (510) 847-9727

                  Attention of Stephen C. Forsyth

                         and

                  Mr. Rodney P. Jenks
                  (T) 510 847-9500 (x4383)
                  (F) 510 734-8611

               (b)  if to Ciba to:

                  Ciba-Geigy Limited
                  CH 4002
                  Basle, Switzerland
                  (T) (41) 61 696-5107
                  (F) (41) 61 696-4677

                  Attention of Dr. Peter Rudolf

     Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service or (iii) by fax, receipt confirmed. Each such notice, request or communication shall be effective
     (A) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 7 (or in accordance with the latest unrevoked written direction from the party to whom such notice is delivered) and (B) if given by fax, when such fax is transmitted to the fax number specified in this
     Section 7 (or in accordance with the latest unrevoked written direction from the party to whom such notice is transmitted), and the appropriate confirmation is received.


               IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.

                            HEXCEL CORPORATION,

                            by  /s/ JOHN M.D. CHEESMOND
                               Name:  John M.D. Cheesmond
                               Title: Head of Regional Finance
                                        and Control

                            CIBA-GEIGY LIMITED,

                              by  /s/ PETER RUDOLF
                                  Name:  Peter Rudolf
                                  Title: Senior Division Counsel

                            COMPOSITE MATERIALS LIMITED,

                              by   /s/ PETER YOUNG
                                   Name:  Peter Young
                                   Title: Authorized Representative

                            BROCHIER, S.A.,

                              by  /s/ JEAN YVES LE CAM
                                  Name:  Jean Yves Le Cam
                                  Title: President du Directione

                            SALVER, S.r.l.,

                              by  /s/ LUCIANO ACQUARONE
                                  Name:  Luciano Acquarone
                                  Title: Managing Director